EXHIBIT 99.2
                       SUIT FILED AGAINST BRUNSWICK

   Kathryn Chieger, Vice President - Corporate and Investor Relations
(847) 735-4612

                                                      For Immediate Release
         LAKE FOREST, Ill., Feb. 26, 1999 - Brunswick Corporation (NYSE:
BC) announced today that a lawsuit was recently filed in Circuit Court of Washington County, Tenn. claiming Brunswick violated various provisions of state antitrust and consumer protection laws in connection with its sales of MerCruiser sterndrive and inboard engines. The suit was filed by an individual seeking to represent all retail purchasers in 17 jurisdictions of boats equipped with such engines during a 12-year period. Brunswick said it believes the suit is without merit and will aggressively defend itself against it.

         This is the fourth action filed seeking to rely on an adverse judgment arising out of a suit tried in Little Rock, Ark. in June 1998. The company is in the process of appealing that verdict. While there can be no assurances, the company believes the jury verdict will ultimately be reversed.

         Brunswick Corporation is a multinational company serving outdoor and indoor active recreation markets with consumer products that include such leading brands as Zebco and Quantum fishing equipment; American Camper and Remington camping gear; Igloo coolers and ice chests; Mongoose and Roadmaster bicycles; Brunswick bowling and family entertainment centers, equipment and consumer products; Brunswick billiards tables; Life Fitness, Hammer Strength and ParaBody fitness equipment; Sea Ray, Bayliner an Maxum pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Mercury and Mariner outboard engines; and Mercury MerCruiser sterndrives and inboard engines.

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